EXHIBIT 5.1





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                                 Crowe & Dunlevy
                              500 Kennedy Building
                                321 South Boston
                           Tulsa, Oklahoma 74103-3313
                                 (918) 592-9800


                                                   May 20, 1998

Pre-Paid Legal Services, Inc.
321 East Main Street
Ada, Oklahoma 74820

     Re: Pre-Paid Legal Services, Inc. - Registration Statement on Form S-8 Relating to 375,000 Additional Shares of Common Stock in Connection with the Pre-Paid Legal Services, Inc. Stock Option Plan

Ladies and Gentlemen:

        On December 12, 1995 the Board of Directors of the Pre-Paid Legal Services, Inc. (the "Company") authorized and on May 24, 1996 the shareholders of the Company approved the amendment and restatement of the Company's Stock Option Plan (the "Plan"), in part, to increase the number of shares of common stock, $0.01 par value per share ("Common Stock"), of the Company issuable pursuant to the Plan by 375,000 shares (the "Additional Shares") for a total of 1,000,000 shares.

          You have requested our advice with respect to the legality of the Additional Shares issuable upon exercise of options that may be granted pursuant to the Plan.

          We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

        Based on the foregoing, and upon consideration of applicable law, it is our opinion that the 375,000 Additional Shares that may be issued pursuant to options granted under the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

                                        Respectfully submitted,

                                        CROWE & DUNLEVY
                                        A PROFESSIONAL CORPORATION


                                        By: /s/ J. BRADFORD HAMMOND
                                            ---------------------------
                                                J. Bradford Hammond